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                                                                      Exhibit 99

                        **** FOR IMMEDIATE RELEASE ****

Date:  January 28, 1997          Contact:  Robert E.  Prince, President and CEO
                                           Robert F. Shawver, Exec. V.P. and CFO
                                           Diane R.  Brown, Investor Relations
                                           (410) 312-5100
                                           Mimi Limbach - Westinghouse
                                           (412) 642-3341
                                           www.gtsduratek.com


                      GTS DURATEK TO ACQUIRE USA'S LARGEST
                     COMMERCIAL RADIOACTIVE WASTE PROCESSOR


     COLUMBIA, Md. -- GTS Duratek, Inc. (Nasdaq: DRTK) today announced that it has signed a letter of intent to acquire 100% of the stock of The Scientific Ecology Group, Inc. (SEG) from Westinghouse Electric Corporation (NYSE: WX) for $28.0 million in cash and 156,986 shares of GTS Duratek's Common Stock. The proposed acquisition is subject to the parties entering into a mutually acceptable definitive purchase agreement, certain regulatory approvals and other customary conditions. GTS Duratek anticipates that it will be able to close the transaction by April 1997.

     SEG, a wholly-owned subsidiary of Westinghouse based in Oak Ridge, Tennessee, is the largest commercial radioactive waste processing company in the United States, offering an extensive range of waste processing services and technologies. SEG recently completed the sale of its interest in a joint venture for the processing of commercial radioactive ion exchange resins and certain assets related to that business. SEG's revenues for the year ended December 31, 1996 were approximately $105 million, excluding those revenues associated with the assets previously sold.

                                     (more)
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GTS Duratek Reaches Preliminary Agreement to Acquire SEG - Page 2
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     Robert E. Prince, GTS Duratek's President and Chief Executive Officer,
said, "We view this as a great opportunity. SEG's well-established, commercial-scale radioactive waste processing facilities and technologies, as well as its related services, both complement and significantly expand on GTS Duratek's capabilities."

     Robert F. Shawver, GTS Duratek's Executive Vice President and Chief Financial Officer, added, "Acquiring SEG will significantly increase GTS Duratek's revenue base which will enhance the combined companys' ability to operate more efficiently and effectively in the markets that they jointly serve."

     Carlo Caso, Westinghouse's General Manager of Special Operations said, "We are selling SEG because it is no longer a part of our business strategy. We worked hard to position SEG for a great future and we believe that the fit with GTS Duratek will enhance the future for SEG, its employees and the Oak Ridge community."

     GTS Duratek is an environmental technology and services firm that converts radioactive and hazardous waste into environmentally safe forms using vitrification (conversion to glass) and other technologies.

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